Exhibit 99.1
ProPetro Reports First Quarter 2017 Results

MIDLAND, TX, May 10, 2017 (Businesswire) – ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced financial and operational results for the first quarter of 2017.
First Quarter 2017 Highlights

•	Total revenue for the quarter increased 96% to $171.9 million, compared to $87.9 million for the first quarter 2016.

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Net loss for the quarter was $24.4 million, or $0.43 loss per diluted share including special items, as compared to a net loss of $12.9 million, or $0.37 loss per diluted share, for the first quarter 2016.

•	Adjusted EBITDA for the quarter was $16.2 million, up approximately 700% from $2.0 million for the first quarter 2016.

•	Completed the Company’s Initial Public Offering (IPO), which generated net proceeds to ProPetro of $170.1 million.

•	Reduced debt by $161.7 million during the quarter, of which $71.8 million was from IPO proceeds.

•	Reported total liquidity of $235.6 million as of March 31, 2017, including a new undrawn $150.0 million revolving credit facility.
Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net loss in the table under “Non-GAAP Financial Measures.”.
According to data published by Baker Hughes Inc., the Permian Basin rig count, a significant driver of the Company’s business, increased 21% from 264 at December 30, 2016 to 319 as of March 31, 2017. This was a key factor in ProPetro maintaining 100% utilization of its fleet in the first quarter of 2017. The Permian Basin rig count as of May 5, 2017 was 349, a 9% increase from the end of the first quarter.
Dale Redman, Chief Executive Officer, commented, “We are pleased to report our first quarterly results following our recent IPO. Our business performed very well during the quarter and our fleet remained fully utilized. Our deep relationships and operational alignment with customers allowed us to further capitalize on the rapidly expanding rig count and strong demand for pressure pumping services in the Permian Basin. Moreover, as a result of our IPO in March, we have secured the funding for four new-build pressure pumping fleets and ended the period with increased financial flexibility that will enable us to execute on our announced expansion initiatives and other opportunities to grow the business.”

Year-Over-Year Financial Summary
Revenue for the first quarter of 2017 totaled $171.9 million, compared with $87.9 million in the first quarter of 2016. The increase was primarily attributable to higher customer activity and demand for ProPetro’s services, leading to improved pricing for the Company’s pressure pumping and other services. During first quarter 2017, 95.3% of total revenue was associated with pressure pumping services.
Costs of services excluding depreciation and amortization increased to $149.6 million from $80.3 million in the same period in 2016 primarily due to higher activity levels, coupled with an associated increase in headcount. As a percentage of pressure pumping segment revenues, pressure pumping costs of services decreased to 87.5% from 92.2% from the same period in 2016 due to improved pricing as demand for services increased without a corresponding increase in costs.
General and administrative expense rose to $19.9 million in the first quarter of 2017 compared with $5.8 million in the same quarter last year. The increase was primarily attributable to nonrecurring expenses, including an IPO cash bonus of $6.4 million to key employees throughout the company and $6.8 million of accelerated stock compensation, including non-recurring stock compensation for restricted stock units, in connection with the IPO. General and administrative expenses, excluding non-recurring expenses, as a percentage of total revenues decreased to 3.9% for the quarter ended March 31, 2017 as compared to 6.6% for the quarter ended March 31, 2016, and the decrease is as a result of the higher revenue in the quarter ended March 31, 2017.
Net loss for the first quarter of 2017 totaled $24.4 million, or $0.43 loss per diluted share, versus a net loss of $12.9 million, or $0.37 loss per diluted share in the first quarter of 2016.
Adjusted EBITDA totaled $16.2 million in the first three months of 2017 compared with $2.0 million in the same period a year ago.
Capital Structure and Liquidity
On January 13, 2017, ProPetro paid down $75.0 million of its outstanding term loan and the remaining $13.5 million revolving credit facility balance using a portion of the proceeds from a recent private placement offering.
On March 22, 2017, ProPetro completed its IPO, generating net proceeds of $170.1 million, which was used to repay $71.8 million in outstanding term loan borrowings, to fund the purchase of additional hydraulic fracturing fleets, ancillary equipment and for general corporate purposes. In the offering, 25,000,000 shares were sold at a price of $14.00 per share with 13,250,000 shares issued and sold by the Company, and 11,750,000 shares sold by existing stockholders.
As of March 31, 2017, total liquidity was $235.6 million, including $85.6 million in cash and cash equivalents as well as an undrawn revolving credit facility with a borrowing capacity of $150.0 million.
Pressure Pumping Fleet Expansion
To support increasing demand for pressure pumping services from the Company’s existing customers, ProPetro recently took delivery of one new-build pressure pumping fleet. The fleet commenced operations on May 2, 2017, and brings current total hydraulic capacity to 465,000 horsepower. The Company expects delivery of its next new fleet by the end of the second quarter, with two additional fleets scheduled for delivery by year end 2017. Upon delivery of these fleets, the Company’s fleet will have total capacity of 600,000 hydraulic horsepower, a 43% increase from 420,000 hydraulic horsepower at the end of the first quarter of 2017.
Dale Redman concluded, “Given its well-known geology and large, exploitable resource base delivering attractive E&P producer economics, the Permian Basin is expected to remain the preferred oil resource in North America for the foreseeable future. With all of our fracturing operations in the Permian, we believe our strong and long-standing relationships with key E&P customers uniquely positions us for continued expansion in the region. As always, we will remain focused on providing excellent customer service, ensuring our fleet remains well-maintained for optimal performance and reliability, and providing a safe work environment for our employees and customers. This proven model has served us well in the past and will drive increased shareholder value into the future.”
Conference Call Information
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, May 11, 2017 to discuss financial and operating results for the first quarter of 2017 and recent developments. This call will also be webcast on ProPetro’s website at www.propetroservices.com.
To access the conference call, U.S. callers may dial toll free 1-866-807-9684 and international callers may dial 1-412-317-5415. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed by dialing 1-877-344-7529 for U.S. callers and 1-412-317-0088 for international callers. The access code for the replay is 10106682.
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About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources.
Forward-Looking Statements
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Investor Relations
sam.sledge@propetroservices.com

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
REVENUE - Total service revenue	$171,931	$87,930
COSTS AND EXPENSES
Cost of services (exclusive of depreciation and amortization)	149,565	80,289
General and administrative (inclusive of stock-based compensation)	19,859	5,808
Depreciation and amortization	11,151	11,085
Loss on disposal of assets	10,442	4,767
Total costs and expenses	191,017	101,949
OPERATING LOSS	(19,086)	(14,019)
OTHER INCOME (EXPENSE):
Interest expense	(5,175)	(5,415)
Other income (expense)	26	(298)
Total other expense	(5,149)	(5,713)
LOSS BEFORE INCOME TAXES	(24,235)	(19,732)
INCOME TAX (EXPENSE)/BENEFIT	(116)	6,792
NET LOSS	$(24,351)	$(12,940)
NET LOSS PER COMMON SHARE:
Basic	$(0.43)	$(0.37)
Diluted	$(0.43)	$(0.37)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	55,996	34,993
Diluted	55,996	34,993

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 31, 2017	December 31, 2016

ASSETS
Current Assets
Cash and cash equivalents	$85,625	$133,596
Accounts receivable - net of allowance for doubtful accounts of $545 and $552, respectively	109,866	115,179
Inventories	5,154	4,713
Prepaid expenses	3,938	4,608
Other current assets	4,418	6,684
Total current assets	209,001	264,780
PROPERTY AND EQUIPMENT - Net of accumulated depreciation	298,382	263,862
OTHER NONCURRENT ASSETS:
Goodwill	9,425	9,425
Intangible assets - net of amortization	517	589
Deferred revenue rebate - net of amortization	2,000	2,462
Other noncurrent assets	1,877	304
Total other noncurrent assets	13,819	12,780
TOTAL ASSETS	$521,202	$541,422
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$118,255	$129,093
Accrued liabilities	9,681	13,619
Current portion of long-term debt	6,087	16,920
Accrued interest payable	—	109
Total current liabilities	134,023	159,741
DEFERRED INCOME TAXES	1,204	1,148
LONG-TERM DEBT	11,687	159,407
OTHER LONG-TERM LIABILITIES	120	117
Total liabilities	147,034	320,413
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 43,500,000 shares authorized, 0 and 16,999,990 shares issued, respectively	—	17
Preferred stock, additional paid-in capital	—	162,494
Common stock, $0.001 par value, 290,000,000 shares authorized, 83,039,854 and 52,627,652 shares issued, respectively	83	53
Additional paid-in capital	605,346	265,355
Accumulated deficit	(231,261)	(206,910)
Total shareholders’ equity	374,168	221,009
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$521,202	$541,422

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,351)	$(12,940)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	11,151	11,085
Deferred income tax expense (benefit)	55	(6,792)
Amortization of deferred revenue rebate	462	462
Amortization of deferred debt issuance costs	3,158	338
Stock-based compensation	7,369	206
Loss on disposal of assets	10,442	4,767
(Gain) loss on interest rate swap	(138)	252
Changes in operating assets and liabilities:
Accounts receivable	5,313	49,337
Other current assets	468	(151)
Inventories	(441)	3,816
Prepaid expenses	670	1,297
Accounts payable	(14,884)	(36,836)
Accrued liabilities	(2,560)	(811)
Accrued interest	(108)	214
Net cash (used in) provided by operating activities	(3,394)	14,244
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(50,910)	(12,217)
Proceeds from sale of assets	452	29
Net cash used in investing activities	(50,458)	(12,188)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of borrowings	(161,669)	(4,019)
Repayments of insurance financing	(1,236)	(1,227)
Payment of debt issuance costs	(1,615)	—
Proceeds from IPO	185,500	—
Payment of IPO costs	(15,099)	—
Net cash provided by (used in) financing activities	5,881	(5,246)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(47,971)	(3,190)
CASH AND CASH EQUIVALENTS - Beginning of period	133,596	34,310
CASH AND CASH EQUIVALENTS - End of period	$85,625	$31,120

Reportable Segment Information

($ in thousands)	Pressure Pumping	All Other	Total
Three months ended March 31, 2017
Service revenue	$163,840	$8,091	$171,931
Adjusted EBITDA	$16,919	$(691)	$16,228
Depreciation and amortization	$9,995	$1,156	$11,151
Goodwill	$9,425	$—	$9,425
Capital expenditures	$55,042	$1,419	$56,461
Total assets	$481,081	$40,121	$521,202

Three months ended March 31, 2016
Service revenue	$79,545	$8,385	$87,930
Adjusted EBITDA	$3,021	$(982)	$2,039
Depreciation and amortization	$9,410	$1,675	$11,085
Goodwill	$9,425	$1,177	$10,602
Capital expenditures	$6,490	$4	$6,494
Total assets	$335,542	$43,574	$379,116

Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA or Adjusted EBITDA margin in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA and Adjusted EBITDA margin may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliation of net loss to adjusted EBITDA:

($ in thousands)	Pressure Pumping	All Other	Total
Three months ended March 31, 2017
Net loss	$(7,918)	$(16,433)	$(24,351)
Depreciation and amortization	9,995	1,156	11,151
Interest expense	—	5,175	5,175
Income tax expense	—	116	116
Loss/(Gain) on disposal of assets	10,709	(267)	10,442
Stock-based compensation	—	7,369	7,369
Other income	—	(26)	(26)
IPO bonus expense	4,133	2,219	6,352
Adjusted EBITDA	$16,919	$(691)	$16,228

Three months ended March 31, 2016
Net loss	$(11,160)	$(1,780)	$(12,940)
Depreciation and amortization	9,410	1,675	11,085
Interest expense	—	5,415	5,415
Income tax benefit	—	(6,792)	(6,792)
Loss/(Gain) on disposal of assets	4,771	(4)	4,767
Stock-based compensation	—	206	206
Other expense	—	298	298
Adjusted EBITDA	$3,021	$(982)	$2,039